Exhibit 4.9

FOURTH SUPPLEMENTAL INDENTURE

FOURTH SUPPLEMENTAL INDENTURE, dated as of February 21, 2007 between Building Materials Corporation of America, a Delaware corporation (the “Company”), the Guarantors signatory hereto (the “Guarantors”), and Wilmington Trust Company, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H :

WHEREAS, the Indenture dated as of July 26, 2004, as amended by the First Supplemental Indenture dated as of December 26, 2006, as further amended by the Second Supplemental Indenture dated as of December 29, 2006, and as further amended by the Third Supplemental Indenture dated as of December 29, 2006 (collectively and as further amended and supplemented, the “Indenture”), was executed and delivered by the Company, the Guarantors named therein and the Trustee, providing for the issuance of the 7.75% Senior Notes Due 2014 and the Series B 7.75% Senior Notes Due 2014 (collectively, the “Securities”);

WHEREAS, the Company desires and has requested the Trustee to join with it and the Guarantors in the execution and delivery of this Fourth Supplemental Indenture;

WHEREAS, Section 9.01(1) of the Indenture provides that the Company, the Guarantors and the Trustee may amend the Indenture and the Securities without notice to or consent of any Holders of the Securities to cure any ambiguity, omission, defect or inconsistency; and

WHEREAS, this Fourth Supplemental Indenture has been duly authorized by all necessary corporate action on the part of the Company and the Guarantors.

NOW, THEREFORE, in consideration of the premises set forth above and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

ARTICLE I

Amendments to Indenture

Section 1.1.  Unless otherwise specifically defined herein, each term used herein which is defined in the Indenture shall have the meaning assigned to such term in the Indenture.

Section 1.2.  Effective as of the date hereof, Section 4.11 of the Indenture is hereby amended by adding at the end of said section the following sentence:

“For the avoidance of ambiguity, it is understood that Liens referred to in clauses (1) through (9) of this Section 4.11(b) may secure, in addition to the principal of any indebtedness referred to in such clauses, interest, fees and all other obligations on and in respect of such Debt that have been or are customarily secured together with such Debt.”

Section 1.3.  The Trustee hereby accepts this Fourth Supplemental Indenture and agrees to perform the same under terms and conditions set forth in the Indenture.

ARTICLE II

Miscellaneous

Section 2.1.  Effect of Fourth Supplemental Indenture.  Upon the execution and delivery of this Fourth Supplemental Indenture by the Company, the Guarantors and the Trustee, the Indenture shall be supplemented in accordance herewith, and this Fourth Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby.

Section 2.2.  Indenture Remains in Full Force and Effect.  Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect.

Section 2.3.  Indenture and Fourth Supplemental Indenture Construed Together.  This Fourth Supplemental Indenture is an indenture supplemental to in and implementation of the Indenture, and the Indenture and this Fourth Supplemental Indenture shall henceforth be read and construed together.

Section 2.4.  Confirmation and Preservation of Indenture.  The Indenture as supplemented by this Fourth Supplemental Indenture is in all respects confirmed and preserved.

Section 2.5.  Conflict with Trust Indenture Act.  If any provision of this Fourth Supplemental Indenture limits, qualifies or conflicts with any provision of the TIA that is required under the TIA to be part of and govern any provision of this Fourth Supplemental Indenture, the provision of the TIA shall control.  If any provision of this Fourth Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the provision of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this Fourth Supplemental Indenture, as the case may be.

Section 2.6.  Severability.  In case any provision in this Fourth Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

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Section 2.7.  Benefits of Fourth Supplemental Indenture.  Nothing in this Fourth Supplemental Indenture or the Securities, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders of the Securities, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Fourth Supplemental Indenture or the Securities.

Section 2.8.  Successors.  All agreements of the Company and the Guarantors in this Fourth Supplemental Indenture shall bind its successors except as provided in the Indenture.  All agreements of the Trustee in this Fourth Supplemental Indenture shall bind its successors.

Section 2.9.  Certain Duties and Responsibilities of the Trustee.  In entering into this Fourth Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture and the Securities relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

Section 2.10.  Governing Law.  This Fourth Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York. The Trustee, the Company, the Guarantors and the Securityholders agree to submit to the jurisdiction of the courts of the State of New York in any action or proceeding arising out of or relating to the Indenture, this Fourth Supplemental Indenture or the Securities.

Section 2.11.  Multiple Originals.  The parties may sign any number of copies of this Fourth Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.  One signed copy is enough to prove this Fourth Supplemental Indenture.

Section 2.12.  Headings.  The Article and Section headings herein have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed as of the date first written above.

Company

BUILDING MATERIALS
CORPORATION OF AMERICA

By:	/s/ John Maitner
Name: John Maitner
Title: Vice President, Treasurer

Guarantors

BMCA ACQUISITION INC.
BMCA ACQUISITION SUB. INC.
BMCA GAINESVILLE LLC
BMCA INSULATION PRODUCTS INC.
BMCA QUAKERTOWN INC.
BUILDING MATERIALS INVESTMENT
CORPORATION
BUILDING MATERIALS
MANUFACTURING CORPORATION
DUCTWORK MANUFACTURING
CORPORATION
GAF LEATHERBACK CORP.
GAF MATERIALS CORPORATION
(CANADA)
GAF PREMIUM PRODUCTS INC.
GAF REAL PROPERTIES, INC.
GAFTECH CORPORATION
HBP ACQUISITION LLC
LL BUILDING PRODUCTS INC.
PEQUANNOCK VALLEY CLAIM
SERVICE COMPANY, INC.
SOUTH PONCA REALTY CORP.
WIND GAP REAL PROPERTY
ACQUISITION CORP.

By:	/s/ John Maitner
Name: John Maitner
Title: Vice President, Treasurer

Trustee

WILMINGTON TRUST COMPANY

By:	/s/ Kristin L. Moore
Name: Kristin L. Moore
Title: Senior Financial Services Officer